                                                    Filed Pursuant to Rule 424B3
                                                      Registration No. 333-50197

INTERNATIONAL PROSPECTUS SUPPLEMENT
(To prospectus supplement and prospectus, each dated March 23, 1999)

                                 $1,250,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

                             6.625% NOTES DUE 2004

    Application has been made to list the 6.625% Notes due 2004 on the Luxembourg Stock Exchange. The Notes are described in the attached prospectus supplement and prospectus.

    The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this document and the attached prospectus supplement and prospectus.

    Lehman Brothers Holdings Inc. ("Holdings") accepts responsibility for the information contained in this document and the attached prospectus supplement and prospectus.

    Holdings undertakes to provide you, without charge, a copy of any and all of the documents incorporated by reference in the attached prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such prospectus). Written or oral requests for such copies should be directed to the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, New York, New York 10285, USA (212) 526-0660.

    This document and the attached prospectus supplement and prosectus, together with the documents incorporated by reference herein, will be available free of charge at the office of Kredietbank S.A., Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg.

    Notices to holders of the Notes will be published in a leading daily newspaper in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in THE WALL STREET JOURNAL, in London in the FINANCIAL TIMES, and in Luxembourg in the LUXEMBOURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

ABN AMRO INCORPORATED                                   BEAR, STEARNS & CO. INC.
CHASE SECURITIES INC.                        FIRST CHICAGO CAPITAL MARKETS, INC.
HSBC MARKETS                               NATIONSBANC MONTGOMERY SECURITIES LLC
BARCLAYS CAPITAL                              BAYERISCHE LANDESBANK GIROZENTRALE
COMMERZBANK AKTIENGESELLSCHAFT                         DRESDNER KLEINWORT BENSON
GREENWICH NATWEST                                                ING BARINGS/BBL
PARIBAS                                                         SOCIETE GENERALE

                      WESTDEUTSCHE LANDESBANK GIROZENTRALE

March 23, 1999

                         CONSOLIDATED CAPITALIZATION OF
                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

    The following table set forth the audited consolidated capitalization of Holdings and its subsidiaries as of November 30, 1998.

                                                                         AT NOVEMBER 30, 1998
                                                                            (IN MILLIONS)
                                                                        ----------------------
COMMERCIAL PAPER AND SHORT-TERM DEBT..................................        $    6,657
LONG-TERM DEBT:
  Senior notes(1).....................................................            23,873
  Subordinated debt(1)................................................             3,468
                                                                                 -------
  TOTAL LONG-TERM DEBT................................................            27,341
                                                                                 -------
  TOTAL COMMERCIAL PAPER, SHORT- AND LONG-TERM DEBT...................            33,998
                                                                                 -------
STOCKHOLDERS' EQUITY:
  Preferred Stock.....................................................               908
  Common Stock: $0.10 par value; 300,000,000 shares authorized; shares
    issued: 121,801,123; shares outstanding: 113,657,877..............                12
  Additional paid-in capital..........................................             3,534
  Accumulated other comprehensive income (net of tax).................                15
  Retained earnings...................................................             1,105
  Other stockholders' equity, net.....................................               269
  Common stock in treasury at cost: 8,143,246.........................              (430)
                                                                                 -------
  TOTAL STOCKHOLDERS' EQUITY..........................................             5,413
                                                                                 -------
TOTAL COMMERCIAL PAPER, SHORT- AND LONG-TERM DEBT AND STOCKHOLDERS'
  EQUITY..............................................................        $   39,411
                                                                                 -------
                                                                                 -------

------------------------
(1) Long-term debt is as follows:

                                                             U.S. DOLLAR           NON-U.S. DOLLAR
                                                        ----------------------  ----------------------     TOTAL AT
                                                          FIXED     FLOATING      FIXED     FLOATING     NOVEMBER 30,
                                                          RATE        RATE        RATE        RATE           1998
                                                        ---------  -----------  ---------  -----------  --------------
                                                                                (IN MILLIONS)
Senior notes
  Maturing in fiscal 1999.............................  $   1,560   $   2,664   $     939   $     172     $    5,335
  Maturing in fiscal 2000.............................      3,178       2,875         524         309          6,886
  Maturing in fiscal 2001.............................      1,281         793         115         198          2,387
  Maturing in fiscal 2002.............................      1,349         886          39         799          3,073
  Maturing in fiscal 2003.............................      1,661         506         119         573          2,859
  December 1, 2003 and thereafter.....................      1,836         411         749         337          3,333
                                                        ---------  -----------  ---------  -----------       -------
  Total senior notes..................................     10,865       8,135       2,485       2,388         23,873

Subordinated debt.....................................
  Maturing in fiscal 1999.............................        334           7                                    341
  Maturing in fiscal 2000.............................        192                                                192
  Maturing in fiscal 2001.............................        194                                                194
  Maturing in fiscal 2002.............................        250          42                                    292
  Maturing in fiscal 2003.............................        475                                                475
  December 1, 2003 and thereafter.....................      1,755         201          18                      1,974
                                                        ---------  -----------  ---------  -----------       -------
  Total subordinated debt.............................      3,200         250          18                      3,468

Total long-term debt..................................  $  14,065   $   8,385   $   2,503   $   2,388     $   27,341

    Except as set forth in the attached prospectus supplement and prospectus, there has been no material change in the capitalization of Holdings since November 30, 1998 to the date of this document.

          LEHMAN BROTHERS HOLDINGS INC. AND CONSOLIDATED SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                         (IN MILLIONS OF U.S. DOLLARS)

                                                                                 TWELVE MONTHS ENDED
                                                  ELEVEN MONTHS                     NOVEMBER 30,
                                                ENDED NOVEMBER 30,   -------------------------------------------
                                                       1994            1995       1996       1997        1998
                                               --------------------  ---------  ---------  ---------  ----------
OPERATING RESULTS
Net revenues.................................       $    2,738           3,071      3,444      3,873       4,113
Total non-interest expense...................            2,545           2,702      2,807      2,936       3,061
Income before taxes..........................              193             369        637        937       1,052
Net income...................................              113             242        416        647         736

BALANCE SHEET
ASSETS:
Cash and cash equivalents....................              964             874      2,149      1,685       3,055
Securities and other financial instruments
  owned......................................           47,473          53,021     61,453     76,862      77,000
Collateralized short-term agreements.........           48,107          52,524     52,991     57,752      58,722
Receivables..................................           10,490           6,471      9,944     12,838      11,965
Property, equipment and leasehold
  improvements (net of accumulated
  depreciation and amortization).............              619             495        477        468         505
Other assets.................................              686             793        722        787       1,297
Total assets.................................          109,947         115,303    128,596    151,705     153,890
LIABILITIES AND STOCKHOLDERS' EQUITY:
Securities and other financial instruments
  sold but not yet purchased.................           17,030          21,814     26,364     30,080      28,803
Collateralized short-term financing..........           60,046          61,001     62,415     71,050      70,895
Payables.....................................            5,657           6,864      8,586     13,857      10,525
Accrued liabilities and other payables.......            2,691           2,926      3,233      4,116       4,256
Long-term debt...............................           11,321          12,765     15,922     20,261      27,341
Total liabilities............................          106,552         111,605    124,722    147,182     148,477
Total stockholders' equity...................            3,395           3,698      3,874      4,523       5,413

                   DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS
                        OF LEHMAN BROTHERS HOLDINGS INC.

    The Directors and Executive Officers of Holdings are as follows:

                                                   PRINCIPAL OCCUPATION
                               ------------------------------------------------------------

DIRECTORS

Richard S. Fuld, Jr..........  Chairman and Chief Executive Officer

Michael L. Ainslie...........  Former President and Chief Executive Officer, Sotheby's
                               Holdings

John F. Akers................  Retired Chairman, International Business Machines
                               Corporation

Roger S. Berlind.............  Theatrical Producer

Thomas H. Cruikshank.........  Retired Chairman and Chief Executive Officer, Halliburton
                               Company

Dr. Henry Kaufman............  President, Henry Kaufman & Company, Inc.

Hideichiro Kobayashi.........  Director and General Manager for the Americas, Nippon Life
                               Insurance Company

John D. Macomber.............  Principal, JDM Investment Group

Dina Merrill.................  Director and Vice Chairman, RKO Pictures, Inc.

EXECUTIVE OFFICERS

Richard S. Fuld, Jr..........  Chairman and Chief Executive Officer

John L. Cecil................  Managing Director, Chief Financial Officer and Chief
                               Administrative Officer

Joseph M. Gregory............  Managing Director, Head of Global Equities

Bradley H. Jack..............  Managing Director, Co-Head of Investment Banking

Bruce R. Lakefield...........  Managing Director, Chairman, Lehman Brothers Europe

Stephen M. Lessing...........  Managing Director, Head of Global Sales and Research

Kevin J. McGilloway..........  Managing Director, Chief Information Officer

Michael F. McKeever..........  Managing Director, Co-Head of Investment Banking

Maryanne Rasmussen...........  Managing Director, Chief Human Resources Officer

Mark Rufeh...................  Managing Director, Chief Operations Oficer

Thomas A. Russo..............  Managing Director, Chief Legal Officer

Jeffrey Vanderbeek...........  Managing Director, Head of Global Fixed Income

Jarett F. Wait...............  Managing Director, Chief Operating Officer, Lehman Brothers
                               Asia

                              GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of Holdings and a legal notice relating to the issuance of the Notes have been deposited prior to listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. Copies of the above documents together with this document, the attached prospectus supplement and the accompanying prospectus, the Indenture and Holdings' current Annual and Quarterly reports, as well as all future Annual Reports and Quarterly Reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A Luxembourg, in Luxembourg. Kredietbank S.A. in Luxembourg will act as intermediary between the Luxembourg Stock Exchange and Holdings and the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of Holdings may be obtained free of charge at such office.

    Except as disclosed or contemplated herein or in the attached prospectus supplement or prospectus (including the documents incorporated therein by reference), there has been no material adverse change in the financial position of Holdings since November 30, 1998.

    The independent auditors of Holdings are Ernst & Young LLP, New York, New York.

    Neither Holdings nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes. Holdings is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

    Resolutions relating to the issue and sale of the Notes were adopted by Holdings Board of Directors on April 6, 1998.

    The Notes have been accepted for clearance through Euroclear and Cedelbank and have been assigned Common Code No. 9613471, International Security Identification Number (ISIN) US524908BZ26 and CUSIP No. 524908BZ2.

                     PRINCIPAL EXECUTIVE OFFICE OF HOLDINGS

                         Lehman Brothers Holdings Inc.
                            3 World Financial Center
                            New York, New York 10285

                                    TRUSTEE

                                 Citibank, N.A.
                             Corporate Trust Office
                                111 Wall Street
                            New York, New York 10043

               LUXEMBOURG STOCK EXCHANGE LISTING AND PAYING AGENT

                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                       LEGAL ADVISERS TO THE UNDERWRITERS

                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

                              INDEPENDENT AUDITORS

                               Ernest & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019